Exhibit 99.1

Press Release

December 19, 2007

Veridigm Restructures, Gears Up for the Future

Veridigm, Inc. (OTCBB: VRDG) continues to position itself to be a leader in the provision of gaming application software and services provider to the international gaming community. Ms. Alise Mills, Chief Executive Officer of Veridigm, Inc., stated:

"Q4 of 2007 has been a time dedicated to the restructuring of Veridigm. In September 2007, Veridigm's executive management with the approval of its Board of Directors moved forward with plans to restructure the Company. It is management's goal to continue to build a strong company focused on increasing shareholder value. Veridigm will now focus its efforts on gaining greater market position throughout Europe as well as on a global basis."

The Company has decided not to proceed with a name change to Magnus Entertainment Group, not proceed with a change of jurisdiction to Nevada, and not to proceed with the Definitive Agreement announced on March 19th, 2007 with Dimensions Inc.

In March of 2007, the Company's announced $4,500,000 (USD) in financing at $0.15 cents. This financing was not consummated.

Any relationship with Cannes Games (a master licensing agreement which was announced in September 2007) or with MKW Consulting has been terminated and/or was not consummated.

The Company hereby ratifies Ms. Alise Mills, Chief Executive Officer & Chairman, and Mr. Rowland Mosser, Secretary and Director for Veridigm. Ms. Mills will continue to represent Veridigm in a communications and legislative affairs capacity. In addition to his current roles, Mr. Rowland Mosser will continue to act as Executive Vice-President of Corporate Affairs for the Company. Mr. Jeff Eng, former President of Veridigm, resigned from his position on the Board of Directors in June 2007.

We appreciate the continued support of our shareholders, and look forward to a successful completion of the Company's turnaround in 2008.

Forward-Looking Statement: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words 'anticipate,' 'believe,' 'estimate,' 'may,' 'intend,' 'expect' and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

CONTACT:
Veridigm, Inc
Investor Relations
1-888-646-5677